                                                                   EXHIBIT 10.33

                               FORMATION AGREEMENT

         THIS AGREEMENT, made as of the ___ day of October, 1986, BETWEEN:
NISHIKAWA RUBBER CO., LTD., a corporation organized under the laws of Japan and having its principal office in Hiroshima, Japan (hereinafter called
"Nishikawa"), and THE STANDARD PRODUCTS COMPANY, a corporation organized under the laws of the State of Ohio, United States of America, and having its principal office in Cleveland, Ohio (hereinafter called "Standard"),

         WITNESS AS FOLLOWS:

         WHEREAS, Nishikawa is engaged in the manufacture and sale in Japan of sponge and multi-durometer extruded and molded rubber products for use by
Japanese motor vehicle manufacturers;

         WHEREAS, Standard is experienced in the manufacture and sale in North
America of other rubber and plastic parts for use by North American motor vehicle manufacturers; and

         WHEREAS, the parties desire jointly to establish in the United States a facility to manufacture sponge and multi-durometer extruded and molded rubber products ("the Products") to motor vehicle manufacturers located in the United
States, Canada and Mexico ("the Territory").

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Formation of Company.

              1.1 Name. The name of the entity that operates the jointly owned facility shall be Nishikawa Standard Company ("the Company").

              1.2 Purpose. The purpose of the Company shall be the manufacture and sale of the Products and related products to motor vehicle manufacturers located in the Territory. It is understood that the Company may elect to manufacture windlace which would be attached to Products, and that windlace is a
"related product". The initial sales targets shall be Japanese owned, operated or licensed motor vehicle manufacturers, particularly Honda, Mitsubishi
("Diamond Star") and Mazda. Secondary targets will be Toyota, Nissan and Nummi.
If practicable, the Company may eventually attempt to sell to North American motor vehicle manufacturers such as General Motors, Ford and Chrysler.

              1.3 Plant. The parties have agreed that the Company shall purchase a plant in Topeka, Indiana, presently owned by United Technologies, Inc.

              1.4 Formation. The parties have agreed to form a corporation under the laws of the State of Indiana. The Articles of Incorporation and Bylaws shall be in the form of Exhibits A and B attached hereto. The parties agree to take such action and file such notices and other documents as may be legally necessary to establish the Company.

         2. Financing.

              2.1 Capital. The initial share capital of the Company shall be
Three Hundred Thousand Dollars ($300,000) of which sixty percent (60%) shall be contributed by Nishikawa and forty percent (40%) shall be contributed by
Standard. The initial capital shall be paid in cash promptly after the Company is organized. Upon call of the Board of Directors, the share capital of the
Company may be increased from time to time to an aggregate of not to exceed Five
Million Dollars ($5,000,000), it being understood that all additional capital contributions shall be made in the same 60/40 ratio.

              2.2 Borrowings. It is anticipated that the Company will be financed in part by borrowed funds. If feasible, some or all of such financing will be raised through the issuance of industrial revenue bonds. Regardless of the means by which the Company is financed, an effort will be made to avoid guarantees of the Company's debt by Nishikawa and Standard. If the parties subsequently determine that guarantees cannot be avoided, the guarantees will be limited so that Nishikawa guarantees sixty percent (60%) of the debt and
Standard guarantees forty percent (40%) of the debt.

         3. Management.

              3.1 Overall Responsibility. Nishikawa will be responsible for overall operation of the Company, including engineering, manufacturing, sales and general administration of the Company, while Standard will be responsible for personnel-labor matters and otherwise assist the Company in obtaining qualified personnel and in doing business in North America.

              3.2 Board of Directors. Initially, there shall be seven members of the Board of Directors. The initial members of the Board of Directors representing Nishikawa shall be FUMYEA TAKEDA, TAKASHI ISE, YASUO NISHIKAWA and
JACK K. KURAMOTO. Standard's initial representatives shall be JAMES S. REID,
JR., ROBERT B. STEVENS and THOMAS E. JUDY. Either of Nishikawa or Standard may,
at any time, and from time to time, remove its representative(s) on the Board of
Directors and designate a successor. In the event the parties agree on a change in the number of directors, the approximate 60/40 representation concept shall be retained. During the term of this Agreement the parties agree to vote their shares in the Company to preserve the 4/3 representation contemplated by this section. The

Board of Directors shall have such powers and duties as provided by law and as set forth in Exhibit B.

              3.3 Officers. Fumyea Takeda shall act as President of the Company and, initially, J. Richard Hamilton shall act as Secretary of the Company. The remaining officers of the Company shall be selected by its Board of Directors.

              3.4 Auditors. A nationally recognized accounting firm acceptable to both parties shall be engaged as auditors of the Company. Fully audited financial statements of the Company shall be prepared annually in accordance with generally accepted accounting principles.

              3.5 Books of Account - Financial Information. To the extent feasible under United States law and practice, the books of the Company shall be maintained in accordance with Nishikawa's practices and recommendations. Monthly financial reports shall be prepared by the Company and furnished to Nishikawa and Standard. Nishikawa and Standard shall have full access to the books of account and financial records at all reasonable times.

         4. Technical Information.

              4.1 Information Furnished. Each party shall furnish to the Company such technical information and know-how regarding the design, manufacture and sale of the Products as may be required to make the Company commercially viable.
Except for any patented technology owned by third parties, all information and know-how to be utilized in manufacturing the Company's initial group of Products consists of existing technology, product designs, know-how patents and related technical information owned by Nishikawa and/or Standard which shall be furnished without charge to the Company. For new technology, designs for new products and other related technical information, know-how and/or patents which the

Company wishes to acquire from Nishikawa and/or Standard, the parties from time to time may agree upon a fee or royalty to be paid to the supplying party to reimburse it for an appropriate share of the cost of the research and development or otherwise compensate for its efforts.

              4.2 Reimbursable Expenses. Because of its experience, it is anticipated that Nishikawa will furnish to the Company the bulk of the technical information required to design and manufacture the Products. If in this connection it is necessary to send from Japan technical employees of Nishikawa,
Nishikawa shall be reimbursed by the Company for the wages, travel and living expenses of such employees.

              4.3 Information Kept Confidential. Technical information and know-how furnished to the Company shall be kept confidential. It is expressly understood that non-public information relating to the Company's prices, costs, sales, production plans and forecasts, designs and similar matters will not be exchanged with or disclosed to, directly or indirectly, individuals responsible for making decisions on such matters at Standard's Canadian subsidiary.

         5. Purchases from Nishikawa and Standard.

              5.1 General. The Company shall be under no obligation to purchase equipment, raw materials or other goods from either Nishikawa or Standard.

              5.2 Equipment. No item of equipment shall be purchased at a price in excess of $50,000 from Standard without the prior approval of Nishikawa or from Nishikawa without the prior approval of Standard. In addition, Nishikawa will give written notice to Standard as to any equipment purchased at a price in excess of $5,000 from Nishikawa.

              5.3 Materials from Standard. Standard agrees to make available to the Company raw materials such as rubber and finished or semi-finished products such as windlace (for incorporation into a completed OEM part) on the same pricing basis as it uses in interplant

transactions, normally not more than 11.11% over Standard's cost (determined on the same basis as "cost" is determined for Standard's interplant transactions).

         6. Start-up Matters.

              6.1 Preformation Expenses. Each party will bear its own expenses relating to the planning and formation of the Company, except that expenditures solely for the benefit of the Company incurred by either party prior to its formation shall be reimbursed by it upon its formation. Examples of such expenditures are:

         (a) Cost of an option for a plant or plant site;

         (b) Deposit against or cost of a plant or plant site;

         (c) Deposits made on equipment for the plant;

         (d) Salaries of employees of Nishikawa and Standard assigned full-time to this project.

         (e) Cost of engineering and construction of the plant incurred before formation.

              6.2 Plant Equipment. Nishikawa, after consultation with Standard, shall determine the number of production lines, the general type of equipment to be initially installed in the plant, and the estimated aggregate cost of such equipment. Thereafter the acquisition and installation of such equipment shall be the responsibility of the President under the overall direction of the Board of Directors.

              6.3 Office Assistance. Standard agrees to make available without charge at its Westborn, Michigan offices one fully equipped office, plus secretarial assistance, for use by Nishikawa employees until offices are available at the Company's plant.

              6.4 Additional Assistance. It is anticipated that the Company will eventually function as a completely separate entity with full-time staff in all positions. If, prior to the availability of offices at the Company's plant and/or the availability of a full staff of employees, the Company requires special administrative, sales, engineering, accounting, purchasing or similar services, the parties shall from time to time agree upon a fee or commission to be paid Standard fairly to reimburse it for such services, but no element of profit shall be included in such reimbursement.

         7. Miscellaneous.

              7.1 Applicable Law. This Agreement and the Exhibits hereto shall be construed in accordance with the law of Indiana, United States of America.

              7.2 Entire Agreement. This Agreement and the Exhibits hereto set forth the entire agreement and understanding between the parties pertaining to the subject matter thereof. The provisions of this Agreement shall supersede any prior written or oral agreement or understanding which is inconsistent with this
Agreement or the Exhibits hereto.

              7.3 Amendment. This Agreement may be amended only in writing signed by both parties hereto. Any approvals, notices or consents required hereunder must be signed by the party giving such approval, notice or consent.

              7.4 Notices. Any notice, acceptance or other communication provided for herein shall be deemed duly given when mailed by registered postpaid airmail to the other party. Until otherwise notified in writing, the addresses of the parties hereto for all such notices shall be:

                 Nishikawa Rubber Co., Ltd.
                 2-2-8 Misasamachi
                 Hiroshima, Japan
                 Attention:

                 The Standard Products Company
                 2130 West 110th Street
                 Cleveland, Ohio 44102
                 Attention: President

              7.5 Assignment. This Agreement and the rights and obligations hereunder and the shares of the Company shall not be assignable by either party without the prior written consent of the other, provided that no such consent shall be required (1) in the event of a merger, consolidation or sale of substantially all of the assets of either party, or (2) for an assignment to a wholly owned subsidiary of, or to a corporation which owns all of the voting stock of, either party, or (3) in connection with a transfer of shares in accordance with Section 7.6 below.

              7.6 Right of First Refusal. Except for transfers permitted by
Section 7.5, neither Nishikawa nor Standard shall transfer shares of the Company owned by them except as follows:

         (a) If either party (the "Offeror") desires to transfer all or any part of its shares in the Company to a third party, the Offeror shall first offer in writing to sell such shares to the other party (the "Offeree") on the same terms and conditions as offered to the third party. The Offeree shall have 60 days to purchase all of the shares so offered. The election to exercise the option shall be made in writing and mailed by certified mail, return receipt requested, to Offeror. If all the shares so offered are not purchased by the Offeree, the Offeror shall be free to sell all the shares to the third party, provided the sale is (1) on the same terms offered to the Offeree and (2) closed within 60 days after the Offeree's option to purchase has expired.

         (b) Any transfer under this Section 7.6 shall be invalid until the party transferring its shares shall obtain the transferee's express written agreement to become subject to all the terms of this Agreement.

         (c) The certificates for shares of the Company shall bear an appropriate reference to the restrictions on transfer set forth in this
    Section 7.6.

         7.7 Waiver. The waiver of either party of any right hereunder or breach by the other party of any right hereunder shall not be deemed a waiver of any other right hereunder, or of any subsequent right arising from a breach of this Agreement of the same or similar nature.

         7.8 Inconsistencies. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Exhibits attached hereto, the provisions of the Exhibits shall control.

         7.9 Illegal Provisions. In the event any one or more of the provisions of this Agreement or the Exhibits hereto shall be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         7.10 Term of Agreement. The obligations of the parties hereto shall survive the formation of the Company and shall remain binding on each party so long as it or an assignee permitted by Section 7.5 is a shareholder of the Company. This Agreement is intended to be a "voting agreement" as authorized by Section 23-1-31-1 of the Indiana Business Corporation Law.

         7.11 This Agreement is subject to approval by appropriate Japanese authorities, which approval shall be promptly requested by Nishikawa.